Exhibit 10.1

LIMITED TERM EMPLOYMENT AGREEMENT

THIS LIMITED TERM EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 2, 2014 (the “Effective Date”), between Arctic Cat Inc. (the “Company”) and Christopher A. Twomey (“Executive”).

RECITALS

WHEREAS, the employment of the Company’s President and Chief Executive Officer ended on May 30, 2014; and

WHEREAS, Executive is a member of the Company’s Board of Directors and has previously served as Chairman of the Company’s Board of Directors and its President and Chief Executive Officer; and

WHEREAS, the Company’s Board of Directors has elected Executive to serve as Chairman of the Board of Directors for the remainder of his term as a director and has offered Executive the position of President and Chief Executive Officer on an interim basis while it searches for a replacement to assume the position; and

WHEREAS, Executive has accepted the position offered by the Company and the parties wish to memorialize their agreements in writing.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENTS

1. Employment; Term of Employment. Subject to the terms and conditions described in this Agreement, which supersede and replace any prior agreement, understanding or other arrangement, whether written or oral, relating to Executive’s employment by the Company, the Company agrees to employ Executive as its President and Chief Executive Officer on an interim basis for the term beginning at 3:30 p.m., Central Daylight Time, on May 30, 2014 through September 30, 2014 (the “Term”) and Executive agrees to this employment.

2. Duties. Executive will report directly to the Board. Executive agrees to spend substantially all of Executive’s business time on behalf of the Company, except as may be required by Executive’s normal duties as a member of the Board of Directors of Toro Company and MasterCraft Boats. Executive will use Executive’s best efforts to diligently perform the duties of Executive’s position as determined by the Board. Executive agrees to comply with the Articles of Incorporation, By-laws, Board direction, and all applicable policies and procedures of the Company as they may exist from time to time.

3. Outside Activities. While the Company employs Executive, Executive will not engage in any business activity or outside employment that might conflict with the Company’s interests or might adversely affect the performance of Executive’s duties for the Company. The preceding sentence shall not affect the duties required of Executive as a member of the Board of Directors of Toro Company and MasterCraft Boats.

4. Compensation.

A. Base Salary. Executive shall receive a base salary at the annual rate of $643,750.00 ($53,645.00 per month) or as may thereafter be adjusted in the sole discretion of the Board (“Base Salary”). The Base Salary will be paid in accordance with the Company’s standard payroll practices and is subject to all applicable withholdings and deductions.

B. Bonus Award of Restricted Stock Units. In addition to the Base Salary, Executive shall receive a grant of Restricted Stock Units on June 2, 2014 having an aggregate value of $214,580.00. These Restricted Stock Units shall vest at the rate of twenty-five per cent (25%) per month beginning on June 30, 2014 and continuing for four consecutive calendar months and be fully vested on September 30, 2014.

C. Other Incentive Compensation. In addition to Base Salary and Bonus Award, Executive shall receive a grant of additional Restricted Stock Units on June 2, 2014 with an aggregate value of $500,000.00 which shall vest on September 30, 2014 unless Executive voluntarily resigns during the Term.

D. Benefits. Executive shall be eligible to participate in all benefit plans that the Company makes available to its management employees on the same terms and conditions as apply to other management employees.

E. Vacation and Sick Time Off. Executive will be eligible to receive vacation and sick time off on the same basis as other executive employees on a pro-rated basis. The use and accrual of vacation and sick time shall in be in accordance with the Company’s policies and practices as they exist from time to time.

F. Reimbursement of Business Expenses. The Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive on behalf of the Company, provided that Executive properly accounts to the Company for all such expenses in accordance with tax rules and regulations, and complies with the standard policies of the Company relating to reimbursement of business expenses.

5. Termination. Executive’s employment and this Agreement shall automatically expire at the end of the Term without further action required by either party. If Executive’s employment with the Company continues after the Term, and if no other written employment agreement is entered into by the parties effective after the Term, Executive’s employment shall be at-will without any further obligations by the Company under this Agreement. Executive’s employment during the Term may be terminated for the following reasons:

A. Termination for Cause. The Company may terminate this Agreement and Executive’s employment immediately for Cause. For purposes of this Agreement, “Cause” means any of the following occurring during the Term: (i) fraud, misappropriation or embezzlement by Executive; (ii) gross mismanagement or gross neglect of the Executive’s duties; (iii) violation of law constituting a felony; (iv) Executive’s failure to follow, in any material respect, the lawful directions of the Board or (v) Executive’s failure, in any material respect, to comply with the provisions of this Agreement or any other written agreement with the Company.

B. Termination Without Cause. The Company may terminate this Agreement and Executive’s employment Without Cause on fifteen (15) days’ prior written notice (the “Notice Period”). In lieu of notice, the Company may pay all or a pro-rated portion of Executive’s Base Salary during the Notice Period.

C. Termination in the Event of Death. This Agreement and Executive’s employment will terminate automatically and without further notice upon Executive’s death.

D. Resignation by Executive. Executive may resign from employment under this Agreement by giving 30 days’ written notice (the “Executive Notice Period”) to the Board’s Lead Independent Director. Executive may be relieved of some or all duties prior to the expiration of the 30 day Executive Notice Period in the sole discretion of the Board and his compensation reduced accordingly.

E. Payment Upon Termination Before Expiration of the Term. If Executive’s employment with the Company ends for any reason prior to expiration of the Term, the Company shall only pay Executive or Executive’s successors in interest: (1) the unreimbursed out-of-pocket expenses incurred by Executive on behalf of the Company prior to the date of termination in accordance with the Company’s normal business practices; (2) any unused Paid Time Off accrued through the date of termination; and (3) Executive’s Base Salary through the date of termination; and (4) any amounts or benefits to which Executive is entitled under the Company’s applicable benefit plans in accordance with the terms of such benefit plans and applicable law.

F. Limitation on Payments and Benefits. Notwithstanding anything in this Agreement, if any of the payments or benefits to be made or provided in connection with this Agreement, together with any other payments or benefits which Executive has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in section 1504(a) of the Internal Revenue Code (hereinafter “Code”) without regard to section 1504(b) of the Code) of which the Company is a member, constitute an “excess parachute payment” (as defined in section 280G(b) of the Code), the payments or benefits to be made or provided in connection with this Agreement will be reduced to the extent necessary to prevent any portion of such payments or benefits from becoming subject to the excise tax imposed under section 4999 of the Code; but if and only if so reducing such payments or benefits results in Executive’s receiving a greater net benefit than Executive would have received had a reduction not occurred and an excise tax had been paid by Executive under section 4999 of the Code. The determination as to whether any such decrease in the payments or benefits to be made or provided in connection with this Agreement is necessary must be made in good faith by legal counsel or a certified public accountant selected by the Company and reasonably acceptable to Executive, and such determination will be conclusive and binding upon Executive and the Company.

6. Works of Authorship.

A. Exclusive Property of the Company. Executive agrees that all Works of Authorship, as defined below, that Executive makes, conceives, reduces to practice or authors, either alone or with others, during employment with the Company will be the Company sole and exclusive property. Executive will, with respect to any such Work of Authorship: (i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company premises while Executive is employed by the Company; (ii) promptly and fully disclose the existence and describe the nature of the Work of Authorship to the Company in writing without request; (iii) assign, and Executive does hereby assign, to the Company all of Executive’s rights to the Works of Authorship, any applications Executive makes for patents or copyrights in any country, and any patents or copyrights granted to Executive in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company opinion to preserve property rights in the Work of Authorship against forfeiture, abandonment, or loss and to obtain and maintain letters patent and/or copyrights on the Work of Authorship and to vest the entire right and title to the Work of Authorship in the Company.

B. Definition of Work of Authorship. “Work of Authorship” and “Works of Authorship” as used in this Agreement mean any discoveries, improvements, creations, ideas and inventions, including without limitation software and artistic and literary works (whether or not they are described in writing or reduced to practice) or other works of authorship (whether or not they can be patented or copyrighted) that: (i) relate directly to the Company business or the Company present or possible future research or work; (ii) result from any work Executive performs for the Company; (iii) use the Company equipment, supplies, facilities or trade secret information; or that (iv) Executive develops during the term of his employment with the Company.

C. Exception. Pursuant to Minn. Stat. 181.78, the requirements of this Section do not apply to a Work of Authorship for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, and which neither (i) relates directly to the Company business or to the Company actual or demonstrably anticipated research or development, nor (ii) results from any work Executive performed for the Company. Except as previously disclosed to the Company in writing and indicated on the attached Exhibit A to this Agreement, Executive does not have, and will not assert, any claims to or rights under any Works of Authorship as having been made, conceived, authored or acquired by Executive prior to the date of this Agreement.

7. Confidential Information.

A. Definition. “Confidential Information,” as used in this Agreement, means information that is not generally known, or not readily ascertainable by proper means, and that is proprietary to the Company. This information includes, without limitation:

i. trade secret information about the Company’s operations, products and services including, without limitation, information about the Company sales, pricing, payment schedules, service fees, finances, management systems, computer software and programs and information concerning specific the Company executives and other employees; and

ii. information concerning the Company’s past, current, or possible future products or services, including, without limitation, information about the Company’s existing or contemplated joint ventures, affiliations, research, development, purchasing, accounting, marketing, promotional, and sales endeavors and other non-public information.

Any information that Executive reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information, whether originated by Executive or others, without regard to how Executive obtained the information, the form in which it exists, and whether it is specifically marked or identified as “confidential,” “proprietary” or otherwise.

B. Non-Disclosure and Improper Use of Confidential Information. Executive agrees that all Confidential Information, whether created by Executive or others, is and shall be the property of the Company and shall be treated as confidential and proprietary. Except pursuant to a court order or otherwise as required by law, Executive shall not, either during employment by the Company or after termination of employment, use Confidential Information for any purpose other than the interests or business of the Company or disclose it to any person not authorized by the Company to receive such Confidential Information. Executive agrees to cooperate fully with the Company in preventing the unauthorized use or disclosure of Confidential Information.

C. Obligation Upon Termination of Employment. When Executive’s employment with the Company ends, Executive shall promptly deliver to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information, including all copies, reproductions and specimens of the Confidential Information in Executive’s possession or under Executive’s control, regardless of who prepared them or the manner in which they exist and will promptly deliver to the Company any other property of the Company in Executive’s possession, whether or not Confidential Information. The rights of the Company set forth in this Section 7 are in addition to any rights of the Company with respect to protection of trade secrets or confidential or proprietary information arising out of the common or statutory laws of the State of Minnesota.

8. Resignation from Other Positions. Executive agrees that upon termination of employment with the Company and without further action, Executive will be deemed to simultaneously offer Executive’s resignation from all officer, trustee, agent and any other positions within or associated with the Company other than his position as a member and Chairman of the Board of Directors unless the parties agree otherwise in writing. Executive agrees to execute and deliver to the Company any and all documents, agreements, certificates, letters or other written instruments confirming all such resignations as and when the Company may request.

9. Cooperation. During the Term and following termination of employment with the Company Executive will assist and cooperate with the Company regarding any claims or disputes involving matters within Executive’s knowledge or responsibilities while employed by the Company and will assist with an orderly transition to the Company’s next President and Chief Executive Officer.

10. Miscellaneous.

A. Definition of the “Company.” For purposes of this Agreement, the “Company” means the Company and all of its present and future subsidiaries and affiliates (including but not limited to any entity that is a shareholder of the Company and any subsidiaries, and any successor or parent of the Company), and the Company’s and such subsidiaries’ and affiliates’ employee benefit or incentive compensation plans, trusts and foundations.

B. Executive’s Representations and Warranties. By signing below, Executive warrants that, to the best of Executive’s knowledge: (1) all information provided by Executive to the Company related to his assumption of the duties set forth in this Agreement on or before the Effective Date is accurate, (2) Executive is lawfully permitted to work in the United States, (3) Executive is not aware of any information about Executive that may harm or embarrass the Company if revealed in the future, (4) Executive is not a party to, under investigation in, or otherwise involved in any pending or threatened litigation, proceeding, or investigation by any governmental body or authority, person, or other entity, (5) Executive has never been suspended, censured, or otherwise subject to disciplinary action by any state or federal governmental entity or agency or any other regulatory organization, (6) Executive is not currently subject to any post-employment restrictions, including a non-compete agreement with a current or former employer, and (7) Executive has not, and will not disclose to the Company any information that Executive is obligated to keep confidential by operation of law or contract.

C. Remedy for Breach of Sections 6 and 7. Executive acknowledges that the provisions of Section 6 (Works of Authorship) and Section 7 (Confidential Information) of this Agreement are reasonable and necessary for the protection of the Company and are not unduly burdensome to Executive. Executive agrees that the Company will be irreparably harmed by a breach by Executive of the covenants and agreements set forth in Sections 6 and 7 for which monetary damages may not be adequate. Executive therefore agrees that, in addition to any other relief to which the Company may be entitled, including damages, it shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purpose of restraining Executive from an actual or threatened breach of Sections 6 and/or 7.

D. Survival. The obligations set forth in Sections 6 and 7 survive the end of Executive’s employment with the Company for any reason and survive the termination of this Agreement. Other sections of this Agreement that require performance after termination of Executive’s employment and/or this Agreement shall also survive the end of Executive’s employment with the Company for any reason and the termination of this Agreement.

E. Governing Law; Jurisdiction. The laws of Minnesota will govern the validity, construction, performance and remedies of this Agreement, without regard to conflicts of laws or choice of laws provisions, including but not limited to, the creation and termination of the legal relationship between the parties. Any legal proceeding related to this Agreement will be brought in an appropriate state or federal court in Minnesota, and both the Company and Executive consents to and submit to the exclusive jurisdiction of that court for this purpose, and waives any argument that venue in such court is not convenient or otherwise not appropriate.

F. Construction. The provisions of this Agreement will be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties and each provision of this Agreement will be interpreted so that it is valid under the applicable law to the greatest extent possible. If any provision or any part of any provision of this Agreement is unenforceable or invalid under applicable law, the provision or the part shall be severed from this Agreement and the remaining provision will be effective to the extent it remains valid under the applicable law. The remainder of this Agreement also will continue to be valid.

G. Waivers and Amendment. No failure or delay by either the Company or Executive in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either the Company or Executive from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document. No provision of this Agreement may be amended, modified, waived or discharged except as agreed in writing by the parties.

H. Entire Agreement. This Agreement and the attached Exhibit A, which is incorporated by reference, are the entire agreement between the parties and replace all other oral negotiations, commitments, writings, understandings, plans, policies, arrangements and agreements between the parties concerning the matters in this Agreement. Executive acknowledges that Executive was advised to seek legal counsel to review this Agreement before signing it.

I. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company.

J. Notices. All notices, requests and demands given to or made pursuant to this Agreement will, except as otherwise specified in this Agreement, be in writing and be delivered or mailed to any such party at its address which:

(i) In the case of the Company will be the Lead Independent Director of the Board at the business address of the Company;

(ii) In the case of Executive will be the last known home address of Executive.

Any party may, by notice to the other party, designate a changed address. Any notice, if (a) sent by U.S. mail, properly addressed, postage prepaid, using registered or certified mail; (b) sent by Federal Express; (c) or hand delivered will be deemed received on the second business day after it is sent or when it is actually received, whichever is sooner.

K. Captions. The various headings or captions in this Agreement are for convenience only and will not affect the meaning or interpretation of this Agreement.

L. Withholding of Taxes. The Company will have the right to deduct and withhold from all amounts or benefits to be paid or provided under this Agreement any federal, state or local taxes required by law to be deducted and withheld with respect to such amounts or benefits.

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be duly executed and delivered as of the day and year first above written.

Arctic Cat Inc.

By:	/s/ D. Christian Koch	/s/ Christopher A. Twomey
	D. Christian Koch,	Christopher A. Twomey
Lead Independent Director

Exhibit A

DISCLOSURE OF INVENTIONS

The following are Inventions that Executive owns or controls and were conceived, made, written, or created by Executive prior to employment with the Company:

If none, so indicate:

Other than as set forth above, Executive does not claim to own or control rights in any Invention and will not assert any such rights against the Company.